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                                                                   EXHIBIT 23.4

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Athena Neurosciences, Inc. which is referred to and made a part of the Registration Statement (Form F-4) and related Prospectus of Elan Corporation, plc for the registration of shares of its Ordinary Shares and to the incorporation by reference therein of our report dated February 2, 1996, with respect to the consolidated financial statements and schedule of Athena Neurosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                              ERNST & YOUNG LLP

Palo Alto, California
May 15, 1996